EXHIBIT 10.4.1
Addendum to Restated Employment Agreement
of Clarence W. Schawk
     This Agreement made and entered into this 9th day of March, 1998 between Schawk, Inc., a Delaware Corporation (hereinafter referred to as the “Corporation”), and Clarence W. Schawk (hereinafter referred to as the “Employee”),
     Whereas, the Employee and the Corporation entered into a certain agreement on June 1, 1983 related to Employee providing continuing services to the Corporation; and
     Whereas, such agreement was restated into a certain Restated Employee Agreement dated as of October 1, 1994; and
     Whereas, the Corporation and Employee recognize that there was an oversight in the documentation of the terms of such restatement.
     Now Therefore, it is agreed as follows:
     1. That Section 9 of the October 1, 1994 Restated Employment Agreement is modified to read as follows:
     The parties acknowledge that subject to paragraph 2 below, the Deferred Compensation Agreement dated June 1, 1983, is hereby ratified and included herein as Exhibit A and shall continue in full force and effect.
     2. That the first sentence of paragraph 2 of the Deferred Compensation Agreement between the parties dated June 1, 1983 is modified to read as follows:
     “After the Employee’s retirement from active employment, as set forth below, the Corporation shall pay to him a monthly deferred compensation in an amount equal to 50% of his monthly salary based on a $225,000.00 annual salary.”
     3. The balance of the Deferred Compensation and Restated Employment Agreements shall remain unchanged and in full force and effect.
     In Witness Whereof, the parties hereto have executed this Agreement on the 9th day of March, 1998.

Schawk, Inc.

/s/Clarence W. Schawk	By:	/s/A. Alex Sarkisian

Clarence W. Schawk